Exhibit 5
Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, New Jersey 07407
Telephone (201) 791-7600/Telefax (201) 703-4113
August 12, 2011
Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, New Jersey 07407
Greetings:
     I am the Vice President, General Counsel and Secretary of Sealed Air Corporation, a Delaware corporation (the “Corporation”), and as such have represented the Corporation in connection with a Registration Statement on Form S-8 (the “Registration Statement”) of the Corporation providing for the registration under the Securities Act of 1933, as amended, of 200,000 additional shares of the Corporation’s Common Stock, par value $0.10 per share (the “Common Stock”). The 200,000 shares of Common Stock being registered (the “Shares”) represent additional authorized but unissued shares of Common Stock that are available for awards to be made under the Sealed Air Corporation 2002Stock Plan for Non-Employee Directors (the “Plan”), as amended effective May 18, 2011. The Shares are in addition to the 200,000shares (after adjusting for the Company’s stock split effected in March 2007) of the Common Stock registered on the Company’s Form S-8 filed on May 24, 2002 (Commission File No. 333-89090) relating to the Plan prior to such amendment.
     I have been advised that the authorization of the Shares for issuance under the amended Plan was approved by the board of directors of the Corporation (the “Board of Directors”) on February 17, 2011, subject to the approval of the amended Plan by the stockholders of the Corporation (the “Stockholders”) at the 2011 annual meeting (the “Annual Meeting”), which approval was obtained on May 18, 2011.
     As counsel for the Corporation, in addition to participating in the preparation of the Registration Statement, I have reviewed the amended Plan, the resolutions adopted by the Board of Directors on February 17, 2011 approving and adopting the amended Plan and authorizing the reservation for issuance of the Shares under the amended Plan and the listing of the Shares on the New York Stock Exchange, Inc., and a resolution adopted by the Stockholders at the Annual Meeting approving the amended Plan. I have also reviewed such corporate records, documents, instruments and certificates and have made such other inquiries as I have deemed necessary in order to enable me to render this opinion.
     As to factual matters, I have relied on originals or copies authenticated to my satisfaction of the documents referred to above and such other documents as I have considered necessary to form a basis for rendering this opinion.
     Based on the foregoing, I am of opinion that:
     1. The Corporation is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.
     2. The Shares, when sold pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable shares of Common Stock of the Corporation.
     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and to the reference to me in Item 5 of the Registration Statement.

Very truly yours,
/s/ H. Katherine White
H. Katherine White
Vice President, General Counsel and Secretary

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